Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

XBiotech, Inc. (“Company”) and John Simard (“Executive”) (collectively the “Parties”) hereby enter into this Executive Employment Agreement (the “Agreement”) on this 1st day of October, 2025 (the “Effective Date”). In consideration of the promises contained in this Agreement, and the additional consideration referenced below, the Parties agree as follows:

WHEREAS, the Executive founded the Company, raised hundreds of millions of dollars in equity financing, invented patents and trade secrets that are the basis of the Company’s core business, generated hundreds of millions of dollars in revenue, took the Company public, strategically acquired a 48-acre property and built a state-of-the-art manufacturing and biotechnology research campus minutes from downtown Austin, Texas, returned hundreds of millions of dollars to shareholders through stock buybacks and dividends, and has maintained the Company debt-free with sufficient cash for years of operating runway at the rate of expenditure as of the effective date of this Agreement. The Executive has performed valuable services to the Company over more than a 20 year period, and the Executive continues to lead a uniquely streamlined organization, characterized by a fractional burn rate compared with biotechnology companies with similar operational capability.

WHEREAS, in recognition of Executive’s past and future service to the Company, the importance of the Executive’s continued leadership in obtaining the Company’s goals, and the need for the Executive to provide oversight to facilitate transition in the event of the Executive’s departure or retirement, the Parties wish to enter the Agreement, which shall supersede all prior agreements between the Parties except as expressly set forth below.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Term of Agreement. The terms of this Agreement will commence as of the Effective Date and continue until terminated as provided in this Agreement (the “Term”).

2.             Position and Duties.

(a)        The Executive will continue to serve as President and Chief Executive Officer of the Company.

(b)        The Executive will continue to act in the best interests of the Company and, except as may be specifically permitted by the Company in writing, will not engage in any other business that, individually or in the aggregate, materially interferes with the performance of Executive’s duties, responsibilities and obligations under this Agreement. The Executive will perform the Executive’s duties, responsibilities and functions on behalf of the Company.

3.             Compensation.

(a)         The Executive’s annual base salary (“Base Salary”) for calendar year 2025 will be USD $1,250,000.00, to be prorated based on the time remaining between the Effective Date and December 31, 2025. The Executive’s Base Salary will be paid twice monthly in accordance with the Company’s payroll policy (and subject to deductions for taxes and other withholdings as required by law or the policies of the Company). The Base Salary will be increased at the end of each calendar year by a percentage equal to the annual inflation rate published on https://tradingeconomics.com for the prior calendar year. In the event that the annual inflation rate for the prior calendar year is negative, the Base Salary will remain unadjusted for the next calendar year.

(b)         The Executive shall be eligible for an annual cash base bonus (“Base Bonus”) at the Company’s discretion, to be determined each calendar year by the Compensation Committee. The Base Bonus for 2025 is equal to USD $4,530,442.00. The Base Bonus for each subsequent year will be increased by a percentage equal to the annual inflation rate published on https://tradingeconomics.com for the prior calendar year. In the event that the annual inflation rate for the prior calendar year is negative, the Base Bonus will remain unadjusted for the next calendar year. The Company will notify Executive by December 15th of each calendar year whether the Company will award Executive the Base Bonus for that calendar year and whether any additional bonus will be awarded for that calendar year. The Base Bonus awarded for each calendar year will be paid no later than January 15th of the year immediately following the calendar year for which the Base Bonus was awarded. The Executive may also be eligible for special bonus awards in addition to the Base Bonus for significant positive events, at the discretion of the Compensation Committee or the independent members of the Company’s Board of Directors.

4.              Benefits. The Executive shall be eligible to participate in all benefits offered by the Company.

5.              Expenses. The Company will reimburse the Executive for all reasonable and documented expenses incurred by the Executive in connection with the performance of the Executive’s duties and responsibilities under this Agreement, in accordance with the Company’s policies and procedures in effect from time to time. The Company shall reimburse the Executive for the reasonable and documented cost of his business use of the Executive’s private aircraft.

6.              Stock Options. The Executive will be eligible to receive stock options pursuant to the Company’s Stock Option Plan. Any stock options granted to Executive will be in such numbers and upon such terms as the Compensation Committee may determine in its discretion.

7.              Directors’ and Officers’ Liability Insurance. The Company may provide Executive with directors’ and officers’ liability insurance under the policies for such insurance arranged by the Company from time to time upon such terms and in such amounts as the Company’s Board of Directors may reasonably determine in its discretion.

8.             Termination.

(a)         The Executive’s employment with the Company will end upon the earliest of: (i) the Executive’s death or Disability (as defined in Section 8(d)), (ii) the Executive’s retirement, or (iii) the Executive’s termination by the Company at any time with or without Cause (as defined in Section 8(f)). Except for termination by reason of the Executive’s death, any termination of the Executive’s employment by either Party prior to the end of the Term shall be communicated by Notice of Termination to the other Party. For purposes of this Agreement, “Notice of Termination” shall mean notice in writing, which shall be provided pursuant to Section 18 of the Agreement.

(b)         If the Executive’s employment with the Company is terminated: (i) by the Company without Cause; (ii) because of Executive’s Disability; or (iii) by the Executive’s retirement, then, subject to the Executive executing the waiver and release agreement (the “Release”) attached hereto as Exhibit A, the Executive (or, if the Executive is deceased, the Executive’s estate) will be entitled, in addition to the Accrued Benefits (as defined below), to receive a severance payment equal to three (3) full calendar years of Base Salary and three (3) full calendar years of Base Bonus as described in 3(a) and 3(b), respectively, using the annual amount of Base Salary and Base Bonus for the calendar year when the termination occurred, to be paid in full and in cash no more than fourteen (14) days following the effective date of the Release (the “Severance Amount”).

(c)         If the Executive retires from the Company, which he may do so at any time after the Effective Date of this agreement, and where he is not terminated for Cause, then for a period of eighteen (18) months after the Effective Date, the Executive will consult as requested to assist in transitioning his duties to his successor. Subject to the Executive executing the Release, the Executive (or, if the Executive is deceased, the Executive’s estate) will be entitled, in addition to the Accrued Benefits (as defined below), to receive a severance payment equal to the Severance Amount, to be paid no more than fourteen (14) days following the effective date of the Release. In addition to the Accrued Benefits and Severance Amount, the Executive will also receive additional twice-monthly payments equivalent to the Base Salary that would otherwise have been paid to Executive during that time period had he remained employed at the Company, with such payments to continue for eighteen (18) months after the effective date of the Release.

(d)         For purposes of this Agreement, “Disability” means that, during the term of Executive’s employment under this Agreement, Executive dies or becomes disabled and unable to perform the essential functions of the Executive’s then-existing position or positions under this Agreement (the “Functions”) with or without reasonable accommodation for a period of 180 or more days (which need not be consecutive) in any 12-month period. If any question arises as to whether the Executive has a Disability, the Executive may, and at the request of the Company will, submit to the Company a certification in reasonable detail by a physician selected by the Company and reasonably acceptable to Executive or the Executive’s guardian as to whether the Executive has a Disability, and such certification will for the purposes of this Agreement be conclusive of the issue. The Executive will cooperate with any reasonable request of the physician in connection with such certification. If such question arises and the Executive fails to submit such certification, the Company’s determination of such issue will be binding on the Executive. Nothing in this Section 8(d) will be construed to waive the Executive’s rights, if any, under existing law including the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(e)         If the Executive’s employment with the Company is terminated for Cause, the Company shall pay or provide to the Executive (or, if the Executive is deceased, to the Executive’s estate): (i) any Base Salary earned through the date of termination; (ii) unpaid expense reimbursements; (iii) statutory entitlements as may be required to be paid under the applicable law; (iv) any vested benefits the Executive may have under any benefit plan through the date of termination, which vested benefits shall be paid and/or provided in accordance with the terms of such benefit plan (collectively, the “Accrued Benefits”); and (v) subject to the Executive executing the Release, 4/5 (80%) of the of the Severance Amount, to be paid in cash with 14 days after the effective date of the Release.

(f)          For purposes of this Agreement, “Cause” means: (i) willful and knowing misconduct by or at the direction of the Executive that is materially injurious to the Company; (ii) the conviction of the Executive of, or an admission of guilt or plea of nolo contendere to, any felony involving moral turpitude, deceit, dishonesty or fraud; (iii) any willfully and knowingly wrongful act by the Executive involving fraud, embezzlement, or theft.

9.               Restrictive Covenant. Executive agrees that he will not, either alone or in partnership or in conjunction with any person, firm, corporation, syndicate, association or any other entity or group, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly, for the Term of employment and continuing for the period in which the Company is paying the Executive the Severance Amount:

(a)         carry on or be engaged in, or advise, provide services to, be employed by, consult with, invest in or give financial assistance to, any business, enterprise or other entity that is involved in a business that is competitive with or similar to the Company’s business; provided, however, that the foregoing will not prohibit Executive from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking that is publicly traded, so long as Executive is not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;

(b)         approach or contact any client of the Company for the purpose of inducing that client to reduce the client’s level of business with the Company or to encourage the client to start doing business or to increase the client’s level of business with any other person or entity when such a change may negatively affect the opportunity of the Company to maintain or increase its level of business with the client; or

(c)         persuade or attempt to persuade any employee(s) of the Company to leave employment with the Company.

10.            Entire Agreement. No representation, promise, understanding, or warranty not set forth herein has been made or relied upon by either party in making this Agreement. This Agreement shall continue to apply if the Executive occupies a different position with the Company. No modification, amendment or addition will be valid, unless set forth in writing and signed by the party against whom enforcement of any such modification, amendment or addition is sought. This Agreement supersedes any prior agreements between the Company and the Executive except as explicitly set forth herein. Notwithstanding the foregoing or anything in this Agreement to the contrary, the existing Confidentiality and Assignment of Inventions Agreement between the Parties shall remain in full force and effect.

11.            Assignment of Agreement. The Company may assign all or a portion of this Agreement, its rights, interests and remedies under this Agreement, and its obligations under this Agreement, at any time in the discretion of the Company. The validity of this Agreement will not be affected by the sale (whether via a stock or asset sale), merger, or any other change in ownership or organization of the Company, including its successors, subject to any Change of Control rights provided in this Agreement. Executive understands that the Executive’s obligations under this Agreement are personal, and that the Executive may not assign this Agreement, or any of the Executive’s rights, interests, or obligations under this Agreement.

12.            Non-Waiver. No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder, will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein will be cumulative and in addition to any rights or remedies provided by law or equity.

13.           Governing Law. This Agreement will be governed by and construed in accordance with the laws of British Columbia, without giving effect to any conflict of law principles.

14.           Consent To Jurisdiction. The Parties expressly consent to the exclusive jurisdiction of British Columbia to resolve any and all disputes arising under this Agreement and hereby irrevocably waive any right that they might have to object to jurisdiction or venue within such court or any defense based on the doctrine of forum non conveniens, unless such provision would invalidate this Agreement, in which case the laws of the state in which the Executive works shall govern. The Parties also agree that any and all disputes arising under this Agreement may be resolved in a provincial or federal court located in Vancouver, British Columbia and shall not be subject to arbitration irrespective of any other agreement.

15.            Counterparts & Signatures. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Facsimile, electronic (PDF, etc.) and other copies or duplicates of this Agreement are valid and enforceable as originals. Similarly, Agreements signed by hand, electronically (DocuSign or similar service), or, on behalf of Company, by signature stamp, are valid and enforceable as original signatures.

16.            Notice of Immunity. Executive understands that nothing in this Agreement is intended to prohibit the Executive from disclosing information, including Proprietary Information, which is permitted to be disclosed by the Federal Defend Trade Secrets Act, which provides that an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the Executive understands that if the Executive files a lawsuit against the Company for retaliation based on the reporting of a suspected violation of law, the Executive may disclose a trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order. To the extent the Executive suspects a violation of the law, the Executive should report their suspicion to an officer of the Company or in accordance with relevant Company policies.

17.            Fair Meaning. The language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any party.

18.            Notices. All notices required to be sent under this Agreement shall be in writing and shall be delivered to Executive and the Company at the contact information furnished by each Party to the other Party in writing, and to the authorized representative of Executive or Executive’s estate, provided that Executive furnishes the name and contact information for such authorized representative(s) in writing to the Company.

19.            Prevailing Party Fees. If any action at law or in equity is brought to enforce or interpret the rights arising out of or relating to this Agreement, the prevailing party in such action will be entitled to recover its reasonable attorneys’ fees, costs, and expenses incurred in connection with such action from the non-prevailing party, in addition to any other relief to which it may be entitled.

[signature page follows]

By executing this Agreement below, the Parties confirm they have read, understood, and voluntarily agreed to be bound by the entire Agreement.

EXECUTIVE:

/S/JOHN SIMARD
John Simard

Dated: 10.02.2025

COMPANY:

XBIOTECH, INC.

By: /S/THOMAS KÜNDIG
Name: Thomas Kündig
Title: Chair of Compensation Committee

Dated: 02.10.2025

[Signature Page to Employment Agreement]

Exhibit A. RELEASE AGREEMENT

(to be executed by the Company and the Executive)

1.               In consideration of the benefits provided by XBiotech, Inc. (the “Company”) to the Executive under that certain Executive Employment Agreement dated as of October 1, 2025 between the Company and the Executive (the “Agreement”), the Executive, for himself and on behalf of his heirs, assigns and successors in interest, releases and discharges XBiotech, Inc., its successors, subsidiaries, affiliates, employees, officers and directors (collectively, the “Company Releasees”) for all claims, liabilities, demands, and causes of action known or unknown, fixed or contingent, which Executive may have or claim to have against the Company that directly or indirectly arise out of, relate to, or are connected with, the Executive’s employment by, or services rendered to or for, the Company on or before the Effective Date of this Release Agreement (collectively, the “Executive Claims”). The foregoing release includes, without limitation, all Executive Claims arising under Title VII of the Civil Rights Act of 1964 as amended; the Age Discrimination in Employment Act of 1967; and any state, provincial or local law, or common law or judge-made law, in the United States, Canada, or any other jurisdiction.

2.               In consideration of the valuable services rendered by the Executive under the Agreement, the Company, on behalf of itself and its successors, subsidiaries, and affiliates, releases and discharges Executive and the Executive’s heirs, assigns and successors in interest (collectively, the “Executive Releasees”) from all claims, liabilities, demands, and causes of action known or unknown, fixed or contingent, which the Company have or claim to have against the Executive that directly or indirectly arise out of, relate to, or are connected with, the Executive’s employment by, or services rendered to or for, the Company on or before the Effective Date of this Release Agreement (collectively, the “Company Claims”), including Company Claims arising under any state, provincial or local law, or common law or judge-made law, in the United States, Canada, or any other jurisdiction. Notwithstanding anything to the contrary herein, the Company does not release any Company Claims involving fraud or intentional malfeasance by Executive.

3.               These foregoing releases are to be broadly construed in favor of the Company Releasees and the Executive Releasees. Notwithstanding the foregoing or anything in this Release Agreement to the contrary, the releases contained in this Release Agreement do not apply to the post-employment obligations created by any of (i) the Employment Agreement, (ii) the Executive’s outstanding grants of restricted stock or other equity incentive awards, including, without limitation, those under the Company’s 2025 Equity Incentive Plan, (iii) the Executive’s outstanding awards under any other compensation plan or program of the Company or (iv) the Executive’s rights to indemnification by the Company and any rights to director’s and officer’s liability insurance coverage. The releases contained in this Release Agreement also do not apply to any Company Claims or Executive Claims that arise by reason of any acts, omissions, events, circumstances or facts existing or occurring after the Effective Date of the Release Agreement. Both parties agree that this Release Agreement is not and shall not be construed as an admission of any wrongdoing or liability.

4.               The Executive acknowledges that, by the Executive’s free and voluntary act of signing below, the Executive agrees to all of the terms of this Release Agreement and intends to be legally bound thereby. The Company acknowledges that, by the Company’s free and voluntary act of signing below, the Company agrees to all of the terms of this Release Agreement and intends to be legally bound thereby. The Executive acknowledges that the Executive has received a copy of this Release Agreement on [date that the Executive receives Release Agreement]. The Executive acknowledges that he had ample time to review the Release Agreement and to consult counsel. This agreement shall become effective as of the date it is signed by both parties (the “Effective Date”).

By executing this Agreement below, the Parties confirm they have read, understood, and voluntarily agreed to be bound by the entire Agreement.

EXECUTIVE:

/S/JOHN SIMARD
John Simard

Dated: 10.02.2025

COMPANY:

XBIOTECH, INC.

By: /S/THOMAS KÜNDIG
Name: Thomas Kündig

Dated: 02.10.2025